CUSIP No. 903213106	Schedule 13G	Page 8 of 8

Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock of UQM Technologies, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 27th day of January 2014.

GDG Green Dolphin, LLC

By:	/s/ Gregory D. Glyman
Name: Gregory D. Glyman
Title: Manager

/s/ Gregory D. Glyman
Gregory D. Glyman